UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

NAVIGANT CONSULTING, INC.
(Name of Registrant as Specified in Its Charter)

ENGINE CAPITAL MANAGEMENT, LP

ENGINE CAPITAL, L.P.

ENGINE CAPITAL MANAGEMENT GP, LLC

ENGINE JET CAPITAL, L.P.

ENGINE AIRFLOW CAPITAL, L.P.

ENGINE INVESTMENTS, LLC

ENGINE INVESTMENTS II, LLC

ARNAUD AJDLER

BRIAN DELLE DONNE

DOMINICK J. SCHIANO

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY SUBJECT TO COMPLETION
DATED APRIL 19, 2018

Engine Capital, L.P.

___________________, 2018

Dear Fellow Navigant Shareholder:

Engine Capital, L.P. (together with its affiliates, “Engine” or “we”) and the participants in this solicitation are the beneficial owners of an aggregate of 2,036,348 shares of common stock, par value $0.001 per share (the “Common Stock”), of Navigant Consulting, Inc., a Delaware corporation (“Navigant” or the “Company”). For the reasons set forth in the attached Proxy Statement, we believe the Board of Directors of the Company (the “Board”) must be reconstituted in order to ensure that the Company is being run in a manner consistent with your best interests. We are seeking your support for the election of our three (3) nominees at the annual meeting of shareholders scheduled to be held at _____________ on __________, 2018 at __:__ _.m., Central time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”). We are seeking representation on the Board because we believe that the Board should include direct shareholder representatives, who have appropriate and relevant skill sets and a shared objective of enhancing value for the benefit of all Navigant shareholders. The individuals we have nominated are highly-qualified, capable and ready to serve shareholders to help Navigant address the challenges ahead and evaluate open-mindedly all alternative strategies to make Navigant a stronger, more profitable, and ultimately more valuable company.

Our interests are fully aligned with the interests of all Navigant shareholders. We believe there is significant value to be realized at Navigant. However, we are concerned that the Board is not taking the appropriate actions to address the Company’s persistent underperformance nor executing upon the opportunities that we believe are available to drive shareholder value. Given the Company’s poor stock price performance under the oversight of the current Board, we strongly believe that the Board must be reconstituted to ensure that the directors take the necessary steps for the Company’s shareholders to realize the maximum value of their investment. Recently, the Board has reacted to our public involvement at Navigant by taking steps to refresh the Board on its own. We question whether these recent Board changes are adequate and go far enough to ensure the best interests of shareholders are represented in the boardroom.

The Board is currently composed of ten (10) directors; however, the Company has indicated that the size of the Board will be reduced to nine (9), and accordingly, only nine (9) directors are up for election at the Annual Meeting. Through the attached Proxy Statement, we are soliciting proxies to elect not only our three (3) nominees, but also the candidates who have been nominated by the Company other than [______],[______] and [______]. This gives shareholders who wish to vote for our Nominees the ability to vote for all nine (9) directorships up for election. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. There is no assurance that any of the Company’s nominees will serve as directors if our nominees are elected.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GREEN proxy card today. The attached Proxy Statement and the enclosed GREEN proxy card are first being furnished to the shareholders on or about [____________], 2018.

If you have already voted for the incumbent management slate, you have every right to change your vote by signing, dating and returning a later dated GREEN proxy card or by voting in person at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Saratoga, which is assisting us, at its address and toll-free numbers listed below.

Thank you for your support,

/s/ Arnaud Ajdler

Arnaud Ajdler
Engine Capital, L.P.

If you have any questions, require assistance in voting your GREEN proxy card,

or need additional copies of Engine’s proxy materials,

please contact Saratoga at the phone numbers listed below.

Shareholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED APRIL 19, 2018

2018 ANNUAL MEETING OF SHAREHOLDERS
OF
NAVIGANT CONSULTING, INC.
_________________________

PROXY STATEMENT
OF
Engine Capital, L.P.
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY

Engine Capital, L.P. (“Engine Capital”), Engine Capital Management, LP (“Engine Management”), Engine Capital Management GP, LLC (“Engine GP”), Engine Jet Capital, L.P. (“Engine Jet”), Engine Airflow Capital, L.P. (“Engine Airflow”), Engine Investments, LLC (“Engine Investments”), Engine Investments II, LLC (“Engine Investments II”), and Arnaud Ajdler (collectively, “Engine” or “we”) are significant shareholders of Navigant Consulting, Inc., a Delaware corporation (“Navigant” or the “Company”), who, together with the other participants in this solicitation, beneficially own 2,036,348 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company. We believe that the Board of Directors of the Company (the “Board”) must be reconstituted to ensure that the Board takes the necessary steps for the Company’s shareholders to realize the maximum value of their investment. We have nominated directors who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to unlock shareholder value. We are seeking your support at the annual meeting of shareholders scheduled to be held at _______________on ___________, 2018 at _:__ _.m., Central time (including any adjournments or postponements thereof and any meeting which may be called in lieu thereof, the “Annual Meeting”), for the following:

1.	To elect Engine’s three (3) director nominees, Arnaud Ajdler, Brian Delle Donne and Dominick J. Schiano (each a “Nominee” and, collectively, the “Nominees”), to the Board to serve until the 2019 annual meeting of shareholders and until their respective successors are duly elected and qualified;
2.	To approve, on an advisory basis, the compensation paid to the Company’s named executive officers;
3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018; and
4.	To transact any other business properly brought before the Annual Meeting, or any adjournments or postponements thereof.

The Board is currently composed of ten (10) directors; however, the Company has indicated that the size of the Board will be reduced to nine (9), and accordingly, only nine (9) directors are up for election at the Annual Meeting. Through this Proxy Statement, we are soliciting proxies to elect not only our three (3) Nominees, but also the candidates who have been nominated by the Company other than [______],[______] and [______]. This gives shareholders who wish to vote for our Nominees the ability to vote for all nine (9) directorships up for election. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. There is no assurance that any of the Company’s nominees will serve as directors if our nominees are elected.

As of the date hereof, the members of Engine and the Nominees collectively own 2,036,348 shares of Common Stock (the “Engine Group Shares”). We intend to vote the Engine Group Shares FOR the election of the Nominees, [FOR/AGAINST] the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and [FOR] the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for fiscal year 2018, as described herein. While we currently intend to vote all of the Engine Group Shares in favor of the election of the Nominees, we reserve the right to vote some or all of the Engine Group Shares for some or all of the Company’s director nominees, as we see fit, in order to achieve a Board composition that we believe is in the best interest of all shareholders. We would only intend to vote some or all of the Engine Group Shares for some or all of the Company’s director nominees in the event it were to become apparent to us, based on the projected voting results at such time, that by voting the Engine Group Shares we could help elect the Company nominee(s) that we believe are the most qualified to serve as directors and thus help achieve a Board composition that we believe is in the best interest of all shareholders. Shareholders should understand, however, that all shares of Common Stock represented by the enclosed GREEN proxy card will be voted at the Annual Meeting as marked.

The Company has set the close of business on _______, 2018 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). The mailing address of the principal executive offices of the Company is 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company, as of the Record Date, there were ______ shares of Common Stock outstanding.

This Proxy Statement and the enclosed GREEN proxy card are first being mailed to shareholders on or about [____________], 2018.

THIS SOLICITATION IS BEING MADE BY ENGINE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH ENGINE IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GREEN PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

ENGINE URGES YOU TO SIGN, DATE AND RETURN THE GREEN PROXY CARD IN FAVOR OF THE ELECTION OF THE NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED GREEN PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our GREEN proxy card are available at

[_______________________]

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own. Engine urges you to sign, date, and return the enclosed GREEN proxy card today to vote FOR the election of the Nominees and in accordance with Engine’s recommendations on the other proposals on the agenda for the Annual Meeting.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed GREEN proxy card and return it to Engine, c/o Saratoga Proxy Consulting LLC (“Saratoga”), in the enclosed postage-paid envelope today.
•	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a GREEN voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.
•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our three Nominees only on our GREEN proxy card. So please make certain that the latest dated proxy card you return is the GREEN proxy card.

If you have any questions, require assistance in voting your GREEN proxy card,

or need additional copies of Engine’s proxy materials,

please contact Saratoga at the phone numbers listed below.

Shareholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

Background to the Solicitation

The following is a chronology of events leading up to this proxy solicitation:

•	On November 2, 2017, Mr. Ajdler, Managing Partner of Engine Capital, had a telephone conversation with an investor relations representative of the Company regarding the Company’s business and performance.
•	On November 14, 2017, Mr. Ajdler, Mr. Stephen Lieberman, Executive Vice President and Chief Financial Officer of the Company, and an investor relations representative of the Company, participated in a phone conversation during which they further discussed the Company’s business and performance.
•	On November 16, 2017, Mr. Ajdler and the investor relations representative of the Company engaged in a follow-up conversation.
•	On November 27, 2017, Mr. Ajdler, Ms. Julie Howard, Chairman and Chief Executive Officer of the Company, and an investor relations representative of the Company, participated in a phone conversation during which they further discussed the Company’s business and performance. During the phone conversation, Mr. Ajdler expressed Engine’s concerns and offered potential courses of action that Company could implement in efforts to address its perennial underperformance.
•	On December 4, 2017, Engine delivered a letter to Ms. Howard addressed to the Board. In the letter, Engine expressed its view that the Company is a good business with an attractive long-term growth profile. However, Engine also noted its concerns that it trades at a low absolute and relative valuation. In an effort to encourage an open and constructive dialogue with the Company, Engine’s letter outlined two potential courses of action that the Board could consider taking to increase shareholder value. Specifically, Engine suggested either the Company remain public with a focus on improving margins, reducing working capital, reducing capital expenditures and optimizing the Company’s balance sheet, among other things or the Company initiate a review of strategic alternatives. The letter requested a meeting with the Board to discuss the matters set forth in the letter. The letter also noted that the terms of the Company’s advance notice provision for the nomination of directors meant that Engine did not have a definitive date by which it was required to notify the Company that Engine was nominating individuals to be elected as directors.
•	On December 26, 2017, the Board publicly announced it had adopted an amendment to the director nomination advance notice provision in the Company’s Amended and Restated By-laws (the “Bylaws”) to provide shareholders with a timeline for submitting director nominations. The amendment provides that for a shareholder’s notice of intent to nominate a director to be timely, it must be received by the Company not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the date of the preceding year’s annual meeting.
•	On January 4, 2018, Ms. Howard, Governor James Thompson, the lead independent director of the Board, and Kevin Blakely, Chairman of the audit committee of the Board, met via video conference with Mr. Ajdler and other representatives of Engine. Mr. Ajdler reiterated a number of the positions from Engine’s December 4th letter. Mr. Ajdler then suggested a framework to refresh the Board. Under Mr. Ajdler’s framework as described at the meeting, the Company would agree to appoint three new directors — two directors selected by Engine who would have to be acceptable to the Company and one director selected by the Company who would have to be acceptable to Engine — and two or three of the existing directors of the Company would not be nominated by the Company for re-election at the Annual Meeting. Ms. Howard informed Mr. Ajdler that she would discuss Engine’s framework with the Board.

•	On January 7, 2018, Mr. Ajdler sent an email to Ms. Howard stating that since he was likely to be one of Engine’s nominees, he was attaching a copy of his biography and a list of references.
•	On January 9, 2018, Mr. Ajdler sent an email to Ms. Howard stating that Engine now owned 4.2% of the outstanding shares of common stock of the Company.
•	On January 12, 2018, Mr. Ajdler sent Ms. Howard an email asking for an update on the Board’s consideration of Engine’s proposal.
•	On January 15, 2018, Ms. Howard responded to Mr. Ajdler that the Board was considering Engine’s proposals and Ms. Howard would contact Mr. Ajdler once the Board had made a decision how to proceed. Later that day, Mr. Ajdler responded that Engine’s decision was not just guided by the director nomination deadline in the Company’s Bylaws but other factors as well and that it would be helpful to have a response by January 22, 2018.
•	On January 18, 2018, Ms. Howard sent Mr. Ajdler an email informing Engine of the Board’s decision. In her email, Ms. Howard noted that the Company had been taking, and was continuing to take, actions to focus on ideas for long-term value creation but that the Board had concluded that it was best able to continue to pursue those actions and ideas unilaterally. Ms. Howard also indicated that if Mr. Ajdler had individuals, other than himself, who were independent of Engine and whom he wished the Board’s nominating and governance committee to consider as director candidates in the ordinary course of its work, he should supply the names of those individuals as the nominating and governance committee was in the process of considering candidates. Mr. Ajdler responded later that he was disappointed by the Board’s refusal to even engage in meaningful discussions and try to work towards an acceptable framework for both sides. Mr. Ajdler further stated that Engine intended to go public with Engine’s views on the Company the following week and to nominate directors in the ordinary course.
•	On January 20, 2018, Mr. Ajdler sent Ms. Howard an email stating that he was concerned there may have been a misunderstanding with the framework he proposed. He stated that he was clarifying that his proposal was that he would join the Board as would (a) an independent director selected by Engine who was acceptable to the Company and (b) an independent director selected by the Company who was acceptable to Engine. He also stated Engine was willing to entertain any reasonable counterproposal to resolve the situation amicably and asked that his email be shared with the Board. Ms. Howard responded that she would share the email with the Board and wanted to discuss his email with the Board but she was travelling out of the country on business so it would take a few days to respond to the email. Mr. Ajdler responded that he believed the Board had already had plenty of time to consider his framework and that after 2 weeks, the Board had not yet responded. Mr. Ajdler asked Ms. Howard to let him know where the Board stood by January 23, 2018 at 5 p.m. (Eastern standard time).
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•

On January 23, 2018, Ms. Howard sent Mr. Ajdler an email informing Mr. Ajdler that the Board understood Engine’s proposal and that the Board was not willing to accept the proposal. Mr. Ajdler responded that he would be willing to put forth names of potential nominees, but only as part of an agreed framework.

•	On January 24, 2018, Engine publicly released a letter to the Board. The letter urged the Board to take immediate and decisive action to improve Navigant’s performance or evaluate value-maximizing strategic alternatives. The letter expressed disappointment with the Board’s choice to rebuff Engine’s efforts at cooperative engagement and went on to recommend that Navigant improve its margins, reduce working capital and capital expenditures, optimize its balance sheet and capital allocation, recalibrate executive compensation and strengthen its corporate governance and Board composition. The letter also noted alternative measures the Company could explore, such as what buyers would be willing to pay for the Company given the robust M&A market. The letter also stated that Engine believed some level of shareholder representation and refreshment on the Board was required in light of the fact that two Board members have served for close to 20 years and Engine’s belief that the Board would benefit from the addition of certain skill sets to optimize the Company’s performance. In the letter, Engine also disclosed that it intended to nominate directors for the Annual Meeting.
•	On January 24, 2018, the Company issued a press release responding to Engine’s letter. Among other things, the press release stated that the Company’s Chairman and CEO, its lead independent director and the Chairman of its audit committee, as well as members of management had engaged in discussions with representatives of Engine.
•	On February 13, 2018, the Board publicly announced that it had increased the size of the Board to 10 directors and unilaterally appointed Jeffrey W. Yingling to fill the resulting vacancy.
•	On February 15, 2018, Engine delivered to the Company a notice of its intent to nominate the Nominees for election as directors at the Annual Meeting.
•	On February 16, 2018, the Company sent Engine a letter indicating that the nominating and governance committee was willing to consider the Nominees as part of the same process it uses to consider all candidates. The letter requested that the Engine candidates complete an accompanying director questionnaire and consent to a background check as part of that process.
•	On February 19, 2018, Engine issued a press release indicating it had submitted to the Company a notice of nomination of four director candidates for election at the Annual Meeting.
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•	Also on February 19, 2018, the Company issued a press release indicating it had received Engine’s notice of nomination to the Company.
•

On February 26, 2018, Mr. Ajdler sent the Company’s General Counsel and Ms. Howard an email in response to the Company’s February 16th letter. Mr. Ajdler stated that the Company’s requests for questionnaires and background checks for the individuals proposed by Engine would be completed if the Company and Engine agreed on a framework for settlement that would result in shareholder-driven representation on the Board.

•

On March 2, 2018, Ms. Howard responded by email reiterating that the Board was not willing to agree to Engine’s framework. Ms. Howard reiterated the invitation of the nominating and governance committee to interview Engine’s proposed nominees and confirmed that the nominating and governance committee would consider Engine’s candidates in good faith and in the same manner as other candidates.

•

On March 2, 2018, Mr. Ajdler replied to Ms. Howard and explained that a framework would imply an agreement on the number of directors but not necessarily particular directors. Mr. Ajdler explained further that once the Board and Engine would agree on a number of directors, Engine would be happy to submit potential names that the Nominating Committee would interview. Mr. Ajdler continued that in the spirit of working together and trying to resolve the situation amicably, Mr. Ajdler would agree to have a conversation with the Nominating Committee after it would have checked his references. Ms. Howard replied that there was no interest in pursuing the suggested path.

•	On March 2, 2018, Mr. Ajdler replied to Ms. Howard with the following email: “I have offered a framework. The Board does not accept it. If you have another framework to propose, I am happy to listen. The fact that the Board seems unwilling to negotiate a framework even though it is not committing to particular people (since the Board will have the ability to interview these candidates and get new candidates if the first candidates are not acceptable) sends a clear signal that there is little interest to work with us constructively. In any case, as an alternative way to move forward, I have now also offered for the Committee to interview me. I guess you are not accepting that either. Seems like the shareholders will have to decide.” In that email, Mr. Ajdler also offered to speak directly with Ms. Glassman, the Chair of the Nominating Committee. Ms. Glassman thanked Mr. Ajdler for his offer but stated that the channel of communication be through Ms. Howard.
•	On March 5, 2018, Ms. Howard, Mr. Lieberman and an investor relations representative of the Company participated in a phone conversation with Mr. Ajdler in which they discussed the Company’s 2017 performance and any questions Mr. Ajdler had regarding the recently released 2017 financial results.
•	On March 20, 2018, Engine delivered to the Company by email a demand for the Company’s shareholder list under Section 220 of the Delaware General Corporation Law.
•	On March 23, 2018, the Company through its counsel responded that the Company would be willing to provide the information to the extent required by Section 220 if Engine (a) provided evidence of its ownership of shares of Company common stock and (b) signed a customary non-disclosure agreement.
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On April 3, 2018, Engine issued a press release expressing concern that the Company had not yet announced the date of the Annual Meeting and appeared to be delaying the shareholder vote on directors. Engine urged the Board not to pursue entrenchment tactics, such as delaying the annual meeting or seeking to once again unilaterally add self-selected directors in an effort to reactively appease other shareholders and avoid real change.

•

On April 16, 2018, the Company issued a press release announcing that the Board nominated Rudina Seseri for election to the Board at the Annual Meeting. In addition, the press release stated that two Board members, Samuel K. Skinner and Governor James R. Thompson, will retire and not stand for re-election at the Annual Meeting. As a result of the retirement by each of Mr. Skinner and Governor Thompson, the Company stated in the press release that the size of the Board will be reduced from ten to nine directors as of the Annual Meeting.

•	Also, on April 16, 2018, the Company filed its preliminary proxy statement.

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REASONS FOR THE SOLICITATION

WE BELIEVE THAT SIGNIFICANT IMPROVEMENT TO NAVIGANT’S BOARD IS NEEDED NOW

Engine is one of the largest shareholders of the Company. We believe Navigant is significantly undervalued and that a reconstituted Board is required in order to unlock value for the benefit of all shareholders. Having followed the Company for quite some time, we have been surprised, and severely concerned, with the Company’s prolonged stock price underperformance despite the Company’s reputation and long history of free cash flow generation.

We believe the Company’s poor performance is directly tied to the Board’s failure to provide effective oversight, particularly in the areas of operational and financial discipline, capital allocation, corporate governance and executive compensation. Our ongoing dialogue and involvement with the Company and in particular the Board’s refusal to enter into settlement discussions has only solidified our belief that Board change is required immediately. In fact, we believe the Company’s recently announced changes, including the addition of two new board members, the reduction in capital expenditures, and the increase in its share repurchase program are reactionary to our involvement with the Company aimed at creating the illusion of change in order to appease shareholders while maintaining the status quo. While these changes represent a step in the right direction, we believe they are inadequate and do not go nearly far enough to put the Company on the right path towards substantial value creation after many years of severe underperformance.

We have little confidence that the current Board is committed to, or capable of, taking the steps necessary to enhance shareholder value at Navigant. Therefore, we are soliciting your support to elect our Nominees at the Annual Meeting, who we believe would bring significant and relevant industry and financial experience, new insight and fresh perspectives to the Board. In fact, we believe the addition of our Nominees to the Board could be the much needed catalyst for change at Navigant.

We Are Concerned with the Company’s Prolonged Stock Price Underperformance

Most of the incumbent Board members, including CEO and Chairman Julie Howard, have presided over the Company’s poor stock price performance over the last one, three and five-year timeframe. As displayed in the table below, Navigant’s total shareholder return has lagged its peers1 as well as every relevant index over the last one, three and five-year timeframes.2

1 Peers disclosed in Navigant 2016 proxy statement

2 Annualized total shareholder return as of January 19, 2018 (the Friday of the last full trading week prior to Engine’s issuance of its first public letter regarding the Company).

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Additionally, during the tenure of eight of the current Board members, Navigant’s TSR has dramatically lagged the corresponding Russell 2000’s TSR3, with an average relative underperformance of a staggering 115%.

We Are Concerned with the Company’s Deteriorating Margin Profile

We believe that an important reason for Navigant’s stock underperformance is the deteriorating margin profile of the Company. As displayed in the table below, Adjusted EBITDA margin has declined from 16.9% in 2013 to 13.4% in 2017.

	2013	2014	2015	2016	2017
Revenue before Reimbursement	741.3	766.6	833.8	938.7	939.6
Adjusted EBITDA	125.2	116.2	120.9	142.3	125.8
Adjusted EBITDA margin	16.9%	15.2%	14.5%	15.2%	13.4%

Based on the mid-point of Navigant’s guidance, Adjusted EBITDA margin is expected to be 13.7% in 2018. As a point of reference, at its analyst day in June 2014, management put forward an 18% EBITDA margin target without a clear timeline.

We understand that there are a number of reasons for this margin degradation, including an increase in managed services contracts (which are lower margin at the beginning of the contract) and a slight change of business mix between the segments. That said, margins were relatively constant from 2014 to 2016. We believe the main reasons for the recent margin degradation is a mismatch between the demand for consulting services and the number of consultants, as evidenced by the Company’s declining utilization rate as well as poorly structured contracts in its managed services division.

3 Total shareholder return as of January 19, 2018

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We Are Concerned with the Company’s Executive Compensation Structure and Practices

We believe management’s ability to properly evaluate and address the serious challenges facing the Company is compromised by the misalignment of interests between management and Navigant shareholders under the Company’s compensation program. We note, for example, that in 2017, the Company missed all of its operating targets (Adjusted EBITDA, one of the metrics, was $125.8 million in 2017 compared to a target of $150.5 million) and its stock declined more than 25%. Despite this dismal performance, however, the cash bonuses paid to the NEOs under the 2017 annual incentive plan ranged between approximately 75% and 88% of their respective annual cash bonus targets. Ms. Howard, in particular, earned a cash bonus of $821,000 (compared to a target bonus of $1,080,000) and a total compensation of $3,984,115.

We are also concerned that the current compensation structure fails to align executive compensation with the most relevant metrics for shareholder value creation. We are specifically concerned that one of the metrics used to determine the annual cash bonus is revenue. Management should not be incentivized to pursue revenue targets as this may incentivize management to pursue questionable acquisitions or projects with suboptimal margin profile to meet these targets. The performance of the Company proves our point. From 2013 to 2017, Revenue before Reimbursement increased from $741.3 million to $939.6 million while Adjusted EBITDA barely increased from $125.2 million to $125.8 million. Instead of revenue, we believe that EBITDA margin would be a better metric. Also, metrics should be per-share based as opposed to absolute (including for the EBITDA metric) since the goal is to increase intrinsic value per-share. Management should not be incentivized to pursue M&A over share buybacks, which may create significant value yet may not impact the current incentive metrics.

We Are Concerned with the Company’s Poor Capital Allocation Decisions

We believe that Navigant’s stock underperformance is directly related to the Company’s poor capital allocation, together with a balance sheet that is not optimized. Since 2013, Navigant has invested $144.2 million in acquisitions. Adjusted EBITDA has barely changed during that timeframe (from $125.2 million in 2013 to $125.8 million in 2017), implying that these investments did not generate an appropriate return for Navigant shareholders and are well below the Company’s cost of capital suggesting value destruction. At the same time, the Company’s balance sheet is not optimized. Navigant’s net debt is around 1x EBITDA, which is too low. We believe the Company could assume slightly more leverage, while remaining conservatively positioned. We see no reason why the Company couldn’t target leverage of at least 2x EBITDA. Given the mixed M&A returns and the low valuation implied by the current stock price, we would advocate reaching the 2x leverage ratio target through a more aggressive share buyback program.

We Are Concerned with the Company’s Poor Corporate Governance, Lack of Shareholder Representation and Misalignment with Shareholders

We strongly believe that the Company should adhere to corporate governance best practices in order to ensure that the interests of shareholders are appropriately protected. Accordingly, we believe that the roles of Chairman and CEO must be separated in order to ensure proper independence between the Board and management so that the Board can objectively fulfill its role in overseeing management. We believe the Board’s apparent failure to hold the current management team accountable for the Company’s performance is attributable in part to the lack of separation between the Chairman and CEO roles.

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We are also concerned with certain shareholder-unfriendly corporate governance provisions that severely limit the ability of shareholders to seek effective change at Navigant. Specifically, shareholders can only call special meetings at the request in writing of shareholders owning at least fifty percent (50%) of the entire capital stock of the Company issued and outstanding and entitled to vote. In addition, certain provisions of the Company’s organizational documents, including all Bylaw provisions, may only be amended by a prohibitively high two-thirds supermajority vote, which only further insulates the Board from accountability to the Company’s shareholders.

Further, we believe the Board’s apparent failure to unlock value at Navigant is in large part a function of a troubling misalignment of interests between the directors and Navigant shareholders. Based on the Company’s filings, the cumulative ownership of the eight (8) independent directors is less than 1.2% of the Company’s outstanding shares. Equally as concerning is the fact that the overwhelming majority of these shares were granted to the directors by the Company and not purchased in open market transactions. We are concerned that no Board member has bought a single share of stock in the public market during the last 5 years. Instead, directors have sold cumulatively more than 75,000 shares. The fact that not a single director bought stock when the stock collapsed after the Company reported its second quarter 2017 financial results and updated its 2017 guidance is very disappointing and gives us concern regarding the culture of stock ownership at the Company.

We believe the independent Board members’ collective lack of a substantial vested interest in the shares of Navigant may compromise the Board’s ability to properly focus on shareholder value. Accordingly, we believe the addition of shareholder representatives is desperately needed in the boardroom. We believe the shareholders, as the true owners of the Company, need to have a strong voice at the Board level.  Such a voice promotes greater accountability and creates an environment that forces other directors to consider new and innovative ways to positively impact shareholder value.

Engine, on the other hand, owns approximately 4.4% of the Company’s outstanding shares of Common Stock.  It seems apparent to us that with so little “skin in the game” and not enough confidence in the Company to engage in meaningful stock purchases, the Board does not have the same commitment to shareholder value as we do.  We believe a culture focused on long-term value creation and shareholder accountability requires placing shareholder representatives on the Board who have a significant financial commitment to the Company along with relevant experience.  This requirement ensures the proper alignment of interests between the Board and shareholders.

OUR THREE NOMINEES HAVE THE EXPERIENCE, QUALIFICATIONS AND COMMITMENT NECESSARY TO FULLY EXPLORE AVAILABLE OPPORTUNITIES TO UNLOCK VALUE FOR SHAREHOLDERS

We have identified three highly-qualified, independent directors with relevant business and financial experience who we believe will bring fresh perspective into the boardroom and would be valuable in assessing and executing on initiatives to unlock value at the Company. Further, we believe Navigant’s continued underperformance at this critical time for the future of the Company warrants the addition of directors whose interests are closely aligned with those of all shareholders, and who will work constructively with the other members of the Board to protect the best interests of Navigant’s shareholders.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of ten (10) directors; however, the Company has indicated that the size of the Board will be reduced to nine (9), and accordingly, only nine (9) directors are up for election at the Annual Meeting. We are seeking your support at the Annual Meeting to elect our Nominees, Arnaud Ajdler, Brian Delle Donne and Dominick J. Schiano, in opposition to three (3) of the Company’s director nominees. Your vote to elect our Nominees will have the legal effect of replacing three (3) incumbent directors with the Nominees. If elected, our Nominees will represent a minority of the members of the Board, and therefore it is not guaranteed that they can implement any actions that they may believe are necessary to enhance shareholder value as described in further detail above. There is no assurance that any incumbent director will serve as a director if one or more of our Nominees are elected to the Board.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees. The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company are set forth above in the section entitled “Reasons for the Solicitation” and below. This information has been furnished to us by the Nominees. Mr. Ajdler is a citizen of Belgium. Messrs. Delle Donne and Schiano are citizens of the United States.

Arnaud Ajdler, age 42, is currently Managing Partner of Engine Capital, L.P., a value-oriented special situations fund that invests both actively and passively in companies undergoing change. Prior to founding Engine Capital in March 2013, Mr. Ajdler served as a Managing Director of Crescendo Partners L.P., a principal investment firm, from December 2005 to February 2013. Mr. Ajdler has served as a director and on the compensation committee of Stewart Information Services Corporation (NYSE: STC), a company that provides title insurance and real estate services worldwide, since May 2014. Mr. Ajdler is also an Adjunct Professor at Columbia University Business School where he teaches a course in Value Investing. Previously, Mr. Ajdler served as a director of Destination Maternity Corporation (NASDAQ: DEST), the world's largest designer and retailer of maternity apparel, from March 2008 to October 2017, and as Non-Executive Chairman of its board of directors from February 2011 to October 2017. He also served as a director and on the compensation committee of StarTek, Inc. (Nasdaq: SRT), a provider of business process outsourcing services, from May 2015 to March 2018. He also served as a director and on the audit committee of Imvescor Restaurant Group, Inc. (TSE: IRG), a Canadian franchisor of restaurant concepts, from July 2013 to March 2016. He also served as a director and chair of the corporate governance and nominating committee of Charming Shoppes, Inc. from 2008 until the company was acquired in June 2012, and as a director and on the compensation and human resources committee of O’Charley’s Inc., a multi-concept restaurant company, from March 2012 until the company was acquired in April 2012. From its inception in June 2006 until its combination with Primoris Services Corporation in July 2008, Mr. Ajdler served as a member of the board of directors and the Secretary of Rhapsody Acquisition Corp. (OTC BB: RPSD; RPSDW; RPSDU), a blank check company formed to effect a business combination with an operating business. From June 2004 until June 2006, Mr. Ajdler also served as the Chief Financial Officer, a director and the Secretary of Arpeggio Acquisition Corporation, a specified purpose acquisition company. Arpeggio completed its business combination with Hill International, Inc. (NYSE: HIL), a worldwide construction consulting firm, in June 2006, and until June 2009, Mr. Ajdler served as a director of the surviving company, a NYSE listed company. From August 2006 until the company was acquired in October 2007, Mr. Ajdler served as a director of The Topps Company, Inc., a company that provides baseball, football, hockey, entertainment, and pop culture products. Mr. Ajdler received a B.S. from Free University of Brussels, a S.M. from Massachusetts Institute of Technology and an M.B.A from Harvard Business School.

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Engine believes that Mr. Ajdler’s experience as a managing director of an investment firm that has investments in a broad range of industries as well as his significant experience gained from service on the board of directors of several companies would make him a valuable asset to the Board.

Brian Delle Donne, age 61, has served as the President of Talent Tech Labs, a firm specializing in evaluating and accelerating early stage venture backed technology companies scaling HR Tech solutions into market since August 2015. Under his leadership the company has developed research and advisory practices. He served as the Executive Vice President of Corporate Development & Innovation of Mitchell Martin, Inc., a provider of specialty IT staffing and recruitment services where he was previously the Chief Operating Officer since November 2010. Prior to that, Mr. Delle Donne served as a Principal of XRoads Solutions Group, LLC, a turn-around and restructuring consulting firm, from February 2008 to November 2010. Mr. Delle Donne was the EVP and Chief Operating Officer of Computer Horizons Corporation (NASDAQ: CHRZ) a technology consulting and projects company from October 2005 to June 2007. Before that he was EVP and Chief Operating Officer at RCM Technologies, Inc. (NASDAQ: RCMT), a provider of IT and engineering staffing and solutions and healthcare staffing services from June 1999 to March 2005. He also served as the Senior Vice President of Ogden Projects Inc., an independent power developer (n/k/a Covanta Energy Corporation) and concurrently served as the President and Chief Operating Officer of Ogden Environmental Services, a subsidiary performing environmental consulting, remediation and restoration projects, from 1989 to 1996. From 1978 to 1989, Mr. Delle Donne served in roles of increasing responsibility internationally at Westinghouse Electric Corporation’s Power Systems Company and subsequently their Environmental Services business where he was Sales and Marketing Manager. He currently serves as a director of Brightfield Strategies, Inc. a preeminent HR analytics company. He also serves as a director for UMS Group, Inc. a management consulting firm that provides strategic asset management tools and services to electric, gas, and water utilities around the world (since 1999) and previously served as a director of Seamless Technologies, Inc., a privately held enterprise consulting company delivering cloud strategies and solutions and business process management services (from March 2005 to May 2013). Mr. Delle Donne holds an A.B. from Brown University.

Engine believes that Mr. Delle Donne’s extensive experience at various consulting firms coupled with his ability to grow and operate businesses would make him a well-qualified addition to the Board.

Dominick J. Schiano, age 63, has served as the President and Co-Founding Partner at Evergreen Capital Partners LLC (“Evergreen”), a position he has held since 2007, and the President of Gores Holdings II, Inc. (NASDAQ:GSHTU), a blank check company, since December 2016. Evergreen is an investment firm that provides advisory services to and co-invests with private equity sponsors under exclusive contractual relationships and is affiliated with The Gores Group where Mr. Schiano is responsible for sourcing investment opportunities and providing strategic, operational and financial guidance to the firm with respect to portfolio company investments in the industrial sector. Evergreen has previously been engaged by TowerBrook Capital Partners, where Mr. Schiano was a member of the Management Advisory Board, and by DLJ Merchant Banking Partners, the private equity arm of Credit Suisse where he held the position of Vice Chairman-Global Industrial Partners. Prior to forming Evergreen, Mr. Schiano served as a Managing Director and member of the Investment Committee of Questor Partners Funds from 2003 to 2007. Previously, from 1997 to 2003, Mr. Schiano served in various roles at Textron Inc., including Executive Vice President and CFO of Textron Automotive, Executive Vice President and CFO of Textron Fastening Systems, Inc., and as Executive Vice President and General Manager of Textron Fastening Systems, Inc. (Threaded Products Group). Prior to Textron, from 1992 to 1995, Mr. Schiano held senior positions at TRW Inc., where he was responsible for mergers and acquisitions, joint ventures, licensing and strategic alliances. Prior to that, Mr. Schiano held progressively responsible finance, M&A and operating roles at Wickes Companies, Inc., its predecessor, Gulf & Western Industries Inc. and Emerson Electric Company, Inc. Mr. Schiano has served on the board and the Audit Committee and Special Transaction Committee of STR Holdings, Inc. (NYSE:STRI) from June 2007 through May 2014. At Material Sciences Corporation (NASDAQ: MASC), he served on the board from June 2007 through March 2014, and while there he served on the Audit, Compensation and Governance Committees and led the Special Committee responsible for the successful sale of the company. He is currently Chairman of the Board of Tweddle Group, Inc. and TurbineAero Inc. and a director of US Farathane, Aerostar Holdings and Davalor Mold. He is a member of the advisory boards of Great Range Capital and Closed Loop Partners. Mr. Schiano attended Long Island University. Mr. Schiano completed The University of Pennsylvania, Wharton School Management Development program in 1999 and the Northwestern University, Kellogg School Mergers and Acquisition Program in 1995. He is a certified six-sigma champion (2002).

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Engine believes Mr. Schiano’s extensive skill and experience as a senior executive in a variety of industries, with responsibilities in the areas of general management, finance, mergers and acquisitions, operations and business strategy as well as his experience as a director on a number of public and private company boards will make a valuable addition to the Board.

The principal business address of Mr. Ajdler is 1370 Broadway, 5th Floor, New York, New York 10018. The principal business address of Mr. Delle Donne is 307 W 87th St., Suite 1301, New York, New York 10018. The principal business address of Mr. Schiano is 201 W. Big Beaver, Suite 790, Troy, Michigan 48084.

As of the date hereof, Messrs. Delle Donne and Schiano do not directly or beneficially own any securities of the Company and have not made any direct purchases or sales of any securities of the Company during the past two years.

As of the date hereof, Mr. Ajdler does not directly own any securities of the Company and has not made any direct purchases or sales of any securities of the Company during the past two years. Mr. Ajdler, as the Managing Partner of Engine Management, and the Managing Member of each of Engine GP, Engine Investments and Engine Investments II, may be deemed to beneficially own the 2,036,348 shares of Common Stock directly owned by Engine Capital, Engine Jet and Engine Airflow, as set forth elsewhere in this Notice. Engine Management is the investment manager of each of Engine Capital, Engine Jet and Engine Airflow. Engine GP is the general partner of Engine Management. Engine Investments is the general partner of each of Engine Capital and Engine Jet. Engine Investments II is the general partner of Engine Airflow.

For information regarding purchases and sales during the past two years by certain members of Engine of securities of the Company, see Schedule I.

Engine has signed letter agreements, pursuant to which it and its affiliates have agreed to indemnify each of Messrs. Delle Donne and Schiano against claims arising from the solicitation of proxies from the Company shareholders in connection with the Annual Meeting and any related transactions.

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Other than as stated herein, there are no arrangements or understandings between members of Engine and any of the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting. None of the Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

The Nominating Shareholder believes that each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) applicable New York Stock Exchange (“NYSE”) listing standards applicable to board composition and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

We do not expect that the Nominees will be unable to stand for election, but, in the event any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed GREEN proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under Navigant’s Bylaws and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominees in accordance with the Company’s Bylaws and shares of Common Stock represented by the enclosed GREEN proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Engine that any attempt to increase the size of the current Board or to classify the Board constitutes an unlawful manipulation of the Company’s corporate machinery.

WE URGE YOU TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED GREEN PROXY CARD.

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PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

As discussed in further detail in the Company’s proxy statement, the Company is asking shareholders to indicate their support for the compensation of the Company’s named executive officers. This proposal, commonly known as a “Say-on-Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in the Company’s proxy statement. Accordingly, the Company is asking shareholders to vote for the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion.”

As discussed in the Company’s proxy statement, the shareholder vote on the say-on-pay vote is an advisory vote only, and therefore, it will not bind the Company or the Board (or any of its committees). However, as discussed in the Company’s proxy statement, the Board and the compensation committee will consider the voting results when making future compensation decisions.

[WE RECOMMEND A VOTE [“FOR/AGAINST”]/WE MAKE NO RECOMMENDATION WITH RESPECT TO] THIS SAY-ON-PAY PROPOSAL AND INTEND TO VOTE OUR SHARES [“FOR/AGAINST”] THIS PROPOSAL.

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PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the audit committee of the Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018 and is proposing that shareholders ratify such appointment. The Company is submitting the appointment of KPMG LLP for ratification of the shareholders at the Annual Meeting. Additional information regarding this proposal is contained in the Company’s proxy statement.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR FISCAL year 2018 AND INTEND TO VOTE OUR SHARES [“FOR”] THIS PROPOSAL.

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VOTING AND PROXY PROCEDURES

Shareholders are entitled to one vote for each share of Common Stock held of record on the Record Date with respect to each matter to be acted on at the Annual Meeting. Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Shareholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Shareholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date. Based on publicly available information, Engine believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the shares of Common Stock.

Shares of Common Stock represented by properly executed GREEN proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees to the Board, [FOR/AGAINST] the advisory vote to approve the Company’s executive compensation, [FOR] the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2018, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting, as described herein.

According to the Company’s proxy statement for the Annual Meeting, the current Board intends to nominate nine (9) candidates for election as directors at the Annual Meeting. This Proxy Statement is soliciting proxies to elect not only our three (3) Nominees, but also the candidates who have been nominated by the Company other than [______],[______] and [______]. This gives shareholders who wish to vote for our Nominees the ability to vote for all nine (9) directorships up for election. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement. There is no assurance that any of the Company’s nominees will serve as directors if our Nominees are elected.

While we currently intend to vote all of our shares of Common Stock in favor of the election of the Nominees, we reserve the right to vote some or all of our shares of Common Stock for some or all of the Company’s director nominees, as we see fit, in order to achieve a Board composition that we believe is in the best interest of all shareholders. We would only intend to vote some or all of our shares of Common Stock for some or all of the Company’s director nominees in the event it were to become apparent to us, based on the projected voting results at such time, that less than all of the Nominees would be elected at the Annual Meeting and that by voting our shares we could help elect the Company nominees that we believe are the most qualified to serve as directors and thus help achieve a Board composition that we believe is in the best interest of all shareholders. Shareholders should understand, however, that all shares of Common Stock represented by the enclosed GREEN proxy card will be voted at the Annual Meeting as marked.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting.  For the Annual Meeting, a majority of the outstanding shares entitled to vote, present or represented by proxy, constitutes a quorum.

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Abstentions (shares of the Company’s Common Stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of the Company’s Common Stock represented at the Annual Meeting for purposes of determining whether a quorum has been achieved. Shares held in “street name” by brokers or other nominees for which voting instructions are not received will not be counted as shares present at the Annual Meeting. Given the contested nature of the Annual Meeting and the delivery to brokers of competing sets of proxy materials, the rules of the NYSE governing brokers’ discretionary authority will not permit such brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether or not “routine.” Accordingly, there will not be any broker non-votes at the Annual Meeting with respect to shares beneficially owned by shareholders who received competing sets of proxy materials from brokers, and such shares will not be considered present at the Annual Meeting for quorum purposes unless voting instructions from the beneficial holder are timely received, allowing the record holder of these shares to vote at the Annual Meeting.

If you are a shareholder of record, you must deliver your vote by mail, attend the Annual Meeting in person and vote, vote by Internet or vote by telephone in order to be counted in the determination of a quorum.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum. Brokers do not have discretionary authority to vote on any of the proposals at the Annual Meeting. Accordingly, unless you vote via proxy card or provide instructions to your broker, your shares of Common Stock will count for purposes of attaining a quorum, but will not be voted on those proposals.

VOTES REQUIRED FOR APPROVAL

Election of Directors ─ The Company has adopted a majority vote standard for non-contested elections and a plurality vote standard for contested director elections. According to the Company’s Bylaws, if, as of ten days prior to the date the Company files its definitive proxy statement, the number of nominees exceeds the number of directors to be elected at the Annual Meeting, each director will be elected by a plurality of the votes cast in person or represented by proxy and entitled to vote on the election of directors, meaning the nine nominees receiving the highest number of votes will be elected. As a result of our nomination of the Nominees, the director election at the Annual Meeting will be contested, so the nine (9) nominees for director receiving the highest total of votes cast “FOR” will be elected as directors of the Company. Abstentions will have no effect on the election of directors. Additionally, “WITHHOLD” votes on the election of directors will not have any effect, except to the extent they revoke earlier dated proxies.

Advisory Vote on Executive Compensation ─ According to the Company’s proxy statement, although the vote is non-binding, assuming that a quorum is present, the advisory vote on executive compensation will be approved, on an advisory basis, by the shareholders if a majority of the outstanding shares entitled to vote, present or represented by proxy at the Annual Meeting, vote “FOR” the proposal. The Company has indicated that abstentions will have the same effect as a vote against approval of this resolution.

Ratification of the Selection of Accounting Firm ─ According to the Company’s proxy statement, assuming that a quorum is present, the appointment of KPMG LLP will be deemed to have been ratified by the shareholders if a majority of the outstanding shares entitled to vote, present or represented by proxy at the Annual Meeting, vote in favor of ratification. The Company has indicated that abstentions will have the same effect as a vote against approval of this resolution.

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Under applicable Delaware law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting. If you sign and submit your GREEN proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with Engine’s recommendations specified herein and in accordance with the discretion of the persons named on the GREEN proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

REVOCATION OF PROXIES

Shareholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Engine in care of Saratoga at the address set forth on the back cover of this Proxy Statement or to the Company at Navigant Consulting, Inc., 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Engine in care of Saratoga at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding shares of Common Stock. Additionally, Saratoga may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GREEN PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Engine. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Members of Engine have entered into an agreement with Saratoga for solicitation and advisory services in connection with this solicitation, for which Saratoga will receive a fee not to exceed $[____], together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Saratoga will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Engine has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Engine will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Saratoga will employ approximately [____] persons to solicit shareholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Engine. Costs of this solicitation of proxies are currently estimated to be approximately $[___________] (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). Engine estimates that through the date hereof its expenses in connection with this solicitation are approximately $[___________]. Engine intends to seek reimbursement from the Company of all expenses it incurs in connection with this solicitation. Engine does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

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ADDITIONAL PARTICIPANT INFORMATION

The Nominees and the members of Engine are participants in this solicitation. The principal business of each Engine Capital, Engine Jet and Engine Airflow is investing in securities. Engine Management is the investment manager of each of Engine Capital, Engine Jet and Engine Airflow. Engine GP serves as the general partner of Engine Management. Engine Investments serves as the general partner of each of Engine Capital and Engine Jet. Engine Investments II serves as the general partner of Engine Airflow. Mr. Ajdler serves as the Managing Partner of Engine Management and the Managing Member of each of Engine GP, Engine Investments and Engine Investments II.

The address of the principal office of each of Engine Capital, Engine GP, Engine Management, Engine Jet, Engine Airflow, Engine Investments, Engine Investments II and Mr. Ajdler is 1370 Broadway, 5th Floor, New York, New York 10018.

As of the date hereof, Engine Capital directly owned 589,196 shares of Common Stock of the Company. As of the date hereof, Engine Jet directly owned 930,515 shares of Common Stock. As of the date hereof, Engine Airflow directly owned 516,637 shares of Common Stock. Engine GP, as the general partner of Engine Management, may be deemed the beneficial owner of the 2,036,348 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow. Engine Investments, as the general partner of each of Engine Capital and Engine Jet, may be deemed the beneficial owner of the 1,519,711 shares of Common Stock owned directly by Engine Capital and Engine Jet. Engine Investments II, as the general partner of Engine Airflow, may be deemed the beneficial owner of the 516,637 shares of Common Stock owned directly by Engine Airflow. Engine Management, as the investment manager of each of Engine Capital, Engine Jet and Engine Airflow, may be deemed the beneficial owner of the 2,036,348 shares of Common Stock owned directly by Engine Capital, Engine Jet and Engine Airflow. Mr. Ajdler, as the Managing Partner of Engine Management and the Managing Member of each of Engine GP, Engine Investments and Engine Investments II, may be deemed to beneficially own the 2,036,348 shares of Common Stock directly owned by Engine Capital, Engine Jet and Engine Airflow.

For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, see Schedule I.

The shares of Common Stock directly owned by each of Engine Capital, Engine Jet and Engine Airflow were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).

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Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Nominees, except as set forth in this Proxy Statement (including the Schedules hereto), none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Engine is unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which Engine is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GREEN proxy card will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) must, in order to be included in the Company’s proxy statement and the form of proxy for the 2019 Annual Meeting, be delivered to the Company’s Corporate Secretary at Navigant Consulting, Inc., 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606 by _________.

For proposals to be presented at the 2019 Annual Meeting but not included in the Company’s proxy materials, the Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must deliver written notice to, or mail such written notice so that it is received by, the Company’s Corporate Secretary at the principal executive office, not less than 120 nor more than 150 days prior to the first anniversary of the date the proxy statement is released to shareholders in connection with the previous year’s election of directors or annual meeting of shareholders, except that if no annual meeting of shareholders or election of directors by consent was held in the previous year, the proposal must be received by the Company within ten days after the Company has publicly disclosed the date of the annual meeting in the manner provided in the Bylaws. For the 2019 Annual Meeting, any such proposals must be received by _________ and no earlier than _________.

20

In addition, the Bylaws provide that nominations by shareholders of persons for election as directors must be made by written notice delivered to, or mailed and received by, the Corporate Secretary at the principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting.

The information set forth above regarding the procedures for submitting shareholder proposals for consideration at the 2019 Annual Meeting is based on information contained in the Company’s proxy statement and the Bylaws. The incorporation of this information in this proxy statement should not be construed as an admission by Engine that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING based on reliance on Rule 14a-5(c). THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

Engine Capital, L.P.

_________________, 2018

21

SCHEDULE I

TRANSACTIONS IN SECURITIES OF the Company
DURING THE PAST TWO YEARS

Nature of the Transaction	Securities Purchased/(Sold)	Date of Purchase / Sale

ENGINE CAPITAL, L.P.

Purchase of Common Stock	15,408	10/31/2017
Purchase of Common Stock	37,109	11/01/2017
Purchase of Common Stock	4,801	11/02/2017
Purchase of Common Stock	15,594	11/03/2017
Purchase of Common Stock	55,881	11/03/2017
Purchase of Common Stock	13,509	11/06/2017
Purchase of Common Stock	15,970	11/06/2017
Purchase of Common Stock	29,047	11/07/2017
Purchase of Common Stock	8,299	11/07/2017
Purchase of Common Stock	8,299	11/08/2017
Purchase of Common Stock	20,748	11/09/2017
Purchase of Common Stock	56,427	11/10/2017
Purchase of Common Stock	16,599	11/10/2017
Purchase of Common Stock	9,650	11/13/2017
Purchase of Common Stock	1,079	11/13/2017
Purchase of Common Stock	2,528	11/13/2017
Purchase of Common Stock	13,388	11/14/2017
Purchase of Common Stock	8,714	11/14/2017
Purchase of Common Stock	24,829	11/15/2017
Purchase of Common Stock	9,793	11/15/2017
Purchase of Common Stock	17,779	11/16/2017
Purchase of Common Stock	6,736	11/17/2017
Purchase of Common Stock	1,000	11/20/2017
Purchase of Common Stock	6,722	11/20/2017
Purchase of Common Stock	5,726	11/21/2017
Purchase of Common Stock	41,578	11/27/2017
Purchase of Common Stock	7,899	01/04/2018
Purchase of Common Stock	15,406	01/05/2018
Purchase of Common Stock	10,000	01/08/2018
Purchase of Common Stock	5,000	01/08/2018
Purchase of Common Stock	5,000	01/08/2018
Purchase of Common Stock	1,500	01/08/2018
Purchase of Common Stock	1,161	01/08/2018
Purchase of Common Stock	29,535	01/09/2018
Purchase of Common Stock	5,727	01/10/2018
Purchase of Common Stock	3,950	01/16/2018
Purchase of Common Stock	1,386	01/17/2018
Purchase of Common Stock	79	01/22/2018
Purchase of Common Stock	34,876	01/22/2018
Purchase of Common Stock	13,198	02/06/2018
Purchase of Common Stock	3,159	02/08/2018
Purchase of Common Stock	4,107	02/09/2018

I-1

Engine Jet Capital, L.P.

Purchase of Common Stock	3,183	10/31/2017
Purchase of Common Stock	7,666	11/01/2017
Purchase of Common Stock	984	11/02/2017
Purchase of Common Stock	3,196	11/03/2017
Purchase of Common Stock	11,451	11/03/2017
Purchase of Common Stock	2,768	11/06/2017
Purchase of Common Stock	3,273	11/06/2017
Purchase of Common Stock	5,953	11/07/2017
Purchase of Common Stock	1,701	11/07/2017
Purchase of Common Stock	1,701	11/08/2017
Purchase of Common Stock	4,252	11/09/2017
Purchase of Common Stock	11,563	11/10/2017
Purchase of Common Stock	3,401	11/10/2017
Purchase of Common Stock	1,977	11/13/2017
Purchase of Common Stock	221	11/13/2017
Purchase of Common Stock	518	11/13/2017
Purchase of Common Stock	2,743	11/14/2017
Purchase of Common Stock	1,786	11/14/2017
Purchase of Common Stock	5,088	11/15/2017
Purchase of Common Stock	2,007	11/15/2017
Purchase of Common Stock	3,643	11/16/2017
Purchase of Common Stock	1,381	11/17/2017
Purchase of Common Stock	1,378	11/20/2017
Purchase of Common Stock	1,174	11/21/2017
Purchase of Common Stock	8,522	11/27/2017
Purchase of Common Stock	38,179	11/28/2017
Purchase of Common Stock	25,000	11/28/2017
Purchase of Common Stock	20,000	11/29/2017
Purchase of Common Stock	74,000	11/29/2017
Purchase of Common Stock	32,682	11/30/2017
Purchase of Common Stock	302	11/30/2017
Purchase of Common Stock	234,698	11/30/2017
Purchase of Common Stock	143,396	12/01/2017
Purchase of Common Stock	27,651	12/04/2017
Purchase of Common Stock	25,900	12/04/2017
Purchase of Common Stock	18,661	12/05/2017
Purchase of Common Stock	11,208	12/06/2017
Purchase of Common Stock	53,667	12/06/2017
Purchase of Common Stock	14,075	12/07/2017
Purchase of Common Stock	16,909	12/08/2017
Purchase of Common Stock	8,507	12/11/2017
Purchase of Common Stock	21,818	12/12/2017
Purchase of Common Stock	18,870	12/13/2017

I-2

Purchase of Common Stock	19,706	12/14/2017
Purchase of Common Stock	1,742	12/14/2017
Purchase of Common Stock	2,101	01/04/2018
Purchase of Common Stock	4,097	01/05/2018
Purchase of Common Stock	309	01/08/2018
Purchase of Common Stock	7,854	01/09/2018
Purchase of Common Stock	1,523	01/10/2018
Purchase of Common Stock	1,050	01/16/2018
Purchase of Common Stock	369	01/17/2018
Purchase of Common Stock	21	01/22/2018
Purchase of Common Stock	9,254	01/22/2018
Purchase of Common Stock	3,502	02/06/2018
Purchase of Common Stock	841	02/08/2018
Purchase of Common Stock	1,093	02/09/2018

Engine Airflow Capital, L.P.

Purchase of Common Stock	27,651	12/04/2017
Purchase of Common Stock	25,900	12/04/2017
Purchase of Common Stock	18,662	12/05/2017
Purchase of Common Stock	11,208	12/06/2017
Purchase of Common Stock	53,668	12/06/2017
Purchase of Common Stock	14,074	12/07/2017
Purchase of Common Stock	16,909	12/08/2017
Purchase of Common Stock	8,506	12/11/2017
Purchase of Common Stock	21,817	12/12/2017
Purchase of Common Stock	18,870	12/13/2017
Purchase of Common Stock	19,705	12/14/2017
Purchase of Common Stock	36,028	12/14/2017
Purchase of Common Stock	23,200	12/15/2017
Purchase of Common Stock	35,400	12/15/2017
Purchase of Common Stock	7,102	12/18/2017
Purchase of Common Stock	24,400	12/18/2017
Purchase of Common Stock	14,521	12/19/2017
Purchase of Common Stock	2,007	12/20/2017
Purchase of Common Stock	4,600	12/21/2017
Purchase of Common Stock	5,000	12/26/2017
Purchase of Common Stock	10,000	01/04/2018
Purchase of Common Stock	19,502	01/05/2018
Purchase of Common Stock	10,000	01/08/2018
Purchase of Common Stock	5,000	01/08/2018
Purchase of Common Stock	5,000	01/08/2018
Purchase of Common Stock	2,969	01/08/2018
Purchase of Common Stock	37,389	01/09/2018
Purchase of Common Stock	7,250	01/10/2018
Purchase of Common Stock	5,000	01/16/2018
Purchase of Common Stock	1,755	01/17/2018
Purchase of Common Stock	20,000	01/18/2018
Purchase of Common Stock	3,544	01/22/2018

I-3

SCHEDULE II

The following table is reprinted from the definitive proxy statement filed by Navigant Consulting, Inc. with the Securities and Exchange Commission on [___], 2018.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE
OFFICERS AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 2, 2018 (unless otherwise indicated) by: (i) each of our directors and director nominees; (ii) each of our NEOs; (iii) all of our directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, based on filings with the SEC. We believe that, except where noted otherwise, each person named below has sole voting and dispositive power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

	Shares Beneficially Owned(1)
Directors, Director Nominees and Executive Officers	Number	Percent
Kevin M. Blakely	12,928	*
Cynthia A. Glassman	81,683	*
Julie M. Howard	412,425	*
Stephan A. James	89,869	*
Rudina Seseri	—	—
Samuel K. Skinner	95,576	*
Governor James R. Thompson	91,129	*
Michael L. Tipsord	118,070	*
Kathleen E. Walsh	3,932	*
Jeffrey W. Yingling	1,535	*
Randy H. Zwirn	21,226	*
Stephen R. Lieberman	35,219	*
Lee A. Spirer	139,966	*
Monica M. Weed	141,641	*
All directors and executive officers as a group (14 persons)	1,245,199	2.77%

Name and Address of 5% Shareholders
BlackRock, Inc. 55 East 52nd Street New York, NY 10055(2)	5,963,727	13.27%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(3)	4,155,427	9.25%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(4)	3,943,155	8.78%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202(5)	2,642,352	5.88%

__________________

*	Less than 1%.
II-1

(1)	Includes shares of our common stock subject to stock options that are or become exercisable within 60 days of May 1, 2018 and shares underlying restricted stock units that are scheduled to vest within 60 days of May 1, 2018 as follows:
	Stock Options	Restricted Stock Units
Kevin M. Blakely	—	5,313
Cynthia A. Glassman	5,909	5,313
Julie M. Howard	289,539	—
Stephan A. James	5,909	5,313
Rudina Seseri	—	—
Samuel K. Skinner	5,909	5,313
Governor James R. Thompson	5,909	5,313
Michael L. Tipsord	5,909	5,313
Kathleen E. Walsh	—	3,932
Jeffrey W. Yingling	—	1,535
Randy H. Zwirn	—	5,313
Stephen R. Lieberman	16,948	13,424
Lee A. Spirer	75,032	—
Monica M. Weed	56,061	—
All directors and executive officers as a group (14 persons)	467,125	56,082

(2)	Based solely on information provided in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 19, 2018. As of December 31, 2017, BlackRock reported having sole voting power with respect to 5,834,199 shares and sole dispositive power with respect to all 5,963,727 shares reported on the Schedule 13G/A. BlackRock reported that several BlackRock subsidiaries beneficially owned our common stock as of December 31, 2017. Of these subsidiaries, only BlackRock Fund Advisors was reported as owning 5% or greater of our outstanding common stock as of December 31, 2017.
(3)	Based solely on information provided in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 9, 2018. As of December 31, 2017, Vanguard reported having sole voting power over 52,078 shares, shared voting power over 16,662 shares, sole dispositive power over 4,155,427 shares and shared dispositive power over 63,609 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 46,947 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 21,793 shares as a result of its serving as investment manager of Australian investment offerings.
(4)	Based solely on information provided in the Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 9, 2018. As of December 31, 2017, DFA reported having sole voting power with respect to 3,783,570 shares and sole dispositive power with respect to all 3,943,155 shares reported on the Schedule 13G/A. The Schedule 13G/A reported that DFA, a registered investment adviser, furnishes investment advice to four registered investment companies and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”), and in certain cases, subsidiaries of DFA may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, DFA or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of our common stock that are owned by the Funds and may be deemed to be the beneficial owner of the shares of our common stock held by the Funds. Dimensional disclaimed beneficial ownership of any of the shares reported on the Schedule 13G/A. The Schedule 13G/A further reported that the Funds own all of the shares reported in the Schedule 13G/A and have the right to receive or the power to direct the receipt of dividends or proceeds from the sale of shares of our common stock that are held in their respective accounts and that, to the knowledge of Dimensional, the interest of any one Fund did not exceed 5% of our outstanding common stock as of December 31, 2017.
(5)	Based solely on information provided in the Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“Price Associates”) with the SEC on February 14, 2018. As of December 31, 2017, Price Associates reported having sole voting power with respect to 734,664 shares and sole dispositive power with respect to all 2,416,286 shares reported in the Schedule 13G/A. The Schedule 13G/A reported that, as of December 31, 2017, not more than 5% of our outstanding common stock was owned by any one of Price Associates’ clients for which it serves as investment adviser.
II-2

IMPORTANT

Tell the Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give Engine your proxy FOR the election of the Nominees and in accordance with Engine’s recommendations on the other proposals on the agenda for the Annual Meeting by taking two steps:

●	SIGNING the enclosed GREEN proxy card;
●	DATING the enclosed GREEN proxy card; and
●	MAILING the enclosed GREEN proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GREEN voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Saratoga at the address set forth below.

If you have any questions, require assistance in voting your GREEN proxy card,

or need additional copies of Engine’s proxy materials,

please contact Saratoga at the phone numbers listed below.

Shareholders call toll free at (888) 368-0379

Email: info@saratogaproxy.com

GREEN PROXY CARD

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED APRIL 19, 2018

Navigant Consulting, Inc.

2018 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF ENGINE CAPITAL, L.P.

THE BOARD OF DIRECTORS OF NAVIGANT CONSULTING, INC.
IS NOT SOLICITING THIS PROXY

P R O X Y

The undersigned appoints [Arnaud Ajdler] attorney and agent with full power of substitution to vote all shares of common stock of Navigant Consulting, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2018 Annual Meeting of Shareholders of the Company scheduled to be held at ____________ on _______________ at __:___.m., Central time (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Engine Capital, L.P. (“Engine”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, [“FOR/AGAINST”] PROPOSAL 2, AND [“FOR”] PROPOSAL 3.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with Engine’s solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GREEN PROXY CARD

[X] Please mark vote as in this example

ENGINE STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE NOMINEES LISTED BELOW IN PROPOSAL 1. ENGINE [MAKES NO RECOMMENDATION WITH RESPECT TO/RECOMMENDS A VOTE [FOR/AGAINST]] PROPOSAL 2 AND MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 3.

1.	Engine’s proposal to elect Arnaud Ajdler, Brian Delle Donne and Dominick J. Schiano as directors to serve until the 2019 annual meeting of shareholders or until their respective successors are duly elected and qualified.
	FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees: Arnaud Ajdler Brian Delle Donne Dominick J. Schiano	☐	☐	☐ ________________ ________________ ________________

Engine does not expect that any of the Nominees will be unable to stand for election, but, in the event that any Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Bylaws and applicable law. In addition, Engine has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, shares of Common Stock represented by this proxy card will be voted for such substitute nominee(s).

Engine intends to use this proxy to vote (i) “FOR” Messrs. Ajdler, Delle Donne and Schiano and (ii) “FOR” the candidates who have been nominated by the Company other than [______],[______] and [______], for whom Engine is not seeking authority to vote for and will not exercise any such authority. The names, backgrounds and qualifications of the candidates who have been nominated by the Company, and other information about them, can be found in the Company’s proxy statement. There is no assurance that any of the candidates who have been nominated by the Company will serve as directors if Engine’s nominees are elected.

Note: If you do not wish for your shares of Common Stock to be voted “FOR” a particular nominee, mark the “FOR ALL NOMINEES EXCEPT” box and write the name(s) of the nominee(s) you do not support on the line below. Your shares of Common Stock will be voted for the remaining nominee(s). You may also withhold authority to vote for one or more additional candidates who have been nominated by the Company other than [______],[______] and [______] by writing the name(s) of the nominee(s) below.

________________________________________________________

2.	Company’s proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers.
☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Company’s proposal to ratify the appointment of KPMG LLP as the independent registered public accounting firm for fiscal year 2018.
☐ FOR	☐ AGAINST	☐ ABSTAIN

DATED: ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.